Exhibit 23

Consent of Independent Accountants

     We hereby consent to the incorporation in the Registration Statement on form SB-2 of Delta International Mining and Exploration, Inc. of our report dated January 31, 2003, relating to the audited consolidated financial statements of Delta International Mining and Exploration, Inc. as of and for the years ended September 30, 2002 and 2001.

Carpenter Mountjoy & Bressler, PSC

By:	/s/ Carpenter, Mountjoy & Bressler, PSC

Date:	February 12, 2003